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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No._________)*

                             SI International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class Of Securities)

                                   78427V 10 2
                                ------------------
                                 (CUSIP Number)

                                November 11, 2002
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-l(b)

          [_] Rule 13d-l(c)

          [X] Rule 13d-l(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed' for the purpose of Section 18 of the Securities Exchange Act Of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Frontenac Company VII, L.L.C.
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        Delaware
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
       NUMBER OF             3,362,870 (see Item 4 on page 13 below)
        SHARES             -----------------------------------------------------
     BENEFICIALLY          SHARED VOTING POWER
       OWNED BY        6       0
         EACH              -----------------------------------------------------
       REPORTING            SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                3,362,870 (see Item 4 on page 13 below)
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8       0

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        00 - Limited Liability Company
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Frontenac VII Limited Partnership
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        Delaware
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
       NUMBER OF             3,202,705 (see Item 4 on page 13 below)
        SHARES             -----------------------------------------------------
     BENEFICIALLY          SHARED VOTING POWER
       OWNED BY        6       0
         EACH              -----------------------------------------------------
       REPORTING           SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                3,202,705 (see Item 4 on page 13 below)
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8       0

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,202,705 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        37.9%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        PN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul D. Carbery
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
       NUMBER OF               0
        SHARES             -----------------------------------------------------
     BENEFICIALLY          SHARED VOTING POWER
       OWNED BY        6     3,362,870 (see Item 4 on page 13 below)
         EACH              -----------------------------------------------------
       REPORTING           SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                  0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        James E. Cowie
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
                               0
       NUMBER OF           -----------------------------------------------------
        SHARES             SHARED VOTING POWER
     BENEFICIALLY      6
       OWNED BY              3,362,870 (see Item 4 on page 13 below)
         EACH              -----------------------------------------------------
       REPORTING           SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                  0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        James E. Crawford III
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
       NUMBER OF               0
        SHARES             -----------------------------------------------------
     BENEFICIALLY          SHARED VOTING POWER
       OWNED BY
         EACH          6     3,362,870 (see Item 4 on page 13 below)
       REPORTING           -----------------------------------------------------
        PERSON             SOLE DISPOSITIVE POWER
         WITH          7
                               0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Rodney L. Goldstein
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
       NUMBER OF             0
        SHARES             -----------------------------------------------------
     BENEFICIALLY          SHARED VOTING POWER
       OWNED BY
         EACH          6   3,362,870 (see Item 4 on page 13 below)
       REPORTING           -----------------------------------------------------
        PERSON             SOLE DISPOSITIVE POWER
         WITH          7
                             0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Koldyke
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
                               0
       NUMBER OF           -----------------------------------------------------
        SHARES             SHARED VOTING POWER
     BENEFICIALLY      6
       OWNED BY              3,362,870 (see Item 4 on page 13 below)
         EACH              -----------------------------------------------------
       REPORTING           SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                  0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin Laird Koldyke
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
                               0
       NUMBER OF           -----------------------------------------------------
        SHARES             SHARED VOTING POWER
     BENEFICIALLY      6
       OWNED BY              3,362,870 (see Item 4 on page 13 below)
         EACH              -----------------------------------------------------
       REPORTING           SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                  0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Laura P. Pearl
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        USA
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
                               0
       NUMBER OF           -----------------------------------------------------
        SHARES             SHARED VOTING POWER
     BENEFICIALLY      6
       OWNED BY              3,362,870 (see Item 4 on page 13 below)
         EACH              -----------------------------------------------------
       REPORTING            SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                  0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

CUSIP No. 78427V 10 2
         ---------------

--------------------------------------------------------------------------------
     NAMES OF REPORTING PERSONS.
1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Jeremy H. Silverman
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
2                                                                      (a) [_]
                                                                       (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3
--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
        UK
--------------------------------------------------------------------------------
                           SOLE VOTING POWER
                       5
                               0
       NUMBER OF           -----------------------------------------------------
        SHARES             SHARED VOTING POWER
     BENEFICIALLY      6
       OWNED BY              3,362,870 (see Item 4 on page 13 below)
         EACH              -----------------------------------------------------
       REPORTING            SOLE DISPOSITIVE POWER
        PERSON         7
         WITH                  0
                           -----------------------------------------------------
                           SHARED DISPOSITIVE POWER
                       8
                             3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
        3,362,870 (see Item 4 on page 13 below)
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10   (SEE INSTRUCTIONS)                                                    [_]
--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        39.8%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a)  Name of Issuer:

           SI International, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

           12012 Sunset Hills Road, Suite 800
           Reston, Virginia 20190

Item 2(a)  Name of Person Filing:

           This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"):

           Frontenac Company VII, L.L.C. (general partner of Frontenac VII Limited Partnership),
           Frontenac VII Limited Partnership,
           James E. Cowie (member of Frontenac Company VII, L.L.C.),
           Paul D. Carbery (member of Frontenac Company VII, L.L.C.),
           James E. Crawford, III (member of Frontenac Company VII, L.L.C.), Rodney L. Goldstein (member of Frontenac Company VII, L.L.C.), Martin J. Koldyke (member of Frontenac Company VII, L.L.C.),
           M. Laird Koldyke (member of Frontenac Company VII, L.L.C.),
           Laura P. Pearl (member of Frontenac Company VII, L.L.C.),
           Jeremy H. Silverman (member of Frontenac Company VII, L.L.C.),

or collectively, the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

           The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of
Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

Item 2(b)  Address of Principal Business Office or, if none, Residence:

           The address of the principal business office of each of the Reporting Persons is 135 S. LaSalle Street, Suite 3800, Chicago, IL 60603.

Item 2(c)  Citizenship:

           See Item 4 of each of pages 2-11 for the citizenship or place of organization for each Reporting Person.

Item 2(d)  Title of Class of Securities:

           Common Stock, par value $0.01 per share.

Item 2(e)  CUSIP No.:

           78427V 10 2

Item 3     If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
           (c), check whether the person filing is a:

           (a) [_]  Broker or Dealer registered under Section 15 of the Act
           (b) [_]  Bank as defined in section 3(a)(6) of the Act
           (c) [_] Insurance Company as defined in section 3(a)(19) of the Act
           (d) [_] Investment Company registered under section 8 of the Investment Company Act of 1940
           (e) [-] Investment Adviser in accordance with Section 240.13d-1(b)(1)(ii)(E)
           (f) [_]  Employee Benefit Plan or Endowment Fund in accordance with
                    Section 240.13d-1(b)(1)(ii)(F)
           (g) [_]  Parent Holding Company or control person in accordance with
                    Section 240.13d-1(b)(1)(ii)(G)
           (h) [_] Savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act
           (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
           (j) [_]  Group, in accordance with Section 230.13d-1(b)(1)(ii)(J)

           This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c) and, therefore, none of the above are applicable.

Item 4     Ownership:

           (a) Amount beneficially owned:

           See Item 9 of each of pages 2-11 for the beneficial ownership of each of the Reporting Persons. Frontenac Company VII, L.L.C. ("Frontenac LLC") may be deemed to beneficially own 3,362,870 shares of Common Stock of the Issuer, which includes 3,202,705 shares held by Frontenac VII Limited Partnership ("Frontenac VII") and 160,165 shares held by Frontenac Masters VII Limited Partnership ("Masters"). Frontenac LLC is the general partner of Frontenac VII and Masters and has the sole power to direct the vote and disposition of the shares held by Frontenac VII and Masters. Mr. Carbery, Mr. Cowie, Mr. Crawford, Mr. Goldstein, Mr. Martin J. Koldyke, Mr. M. Laird Koldyke, Ms. Pearl and Mr. Silverman are members of Frontenac LLC and have the shared power to direct the voting and disposition of the shares held directly by Frontenac VII and Masters. As a result of the foregoing, Frontenac LLC and each member of Frontenac LLC may be deemed to have indirect beneficial ownership of the 3,202,705 shares held by Frontenac VII and the 160,165 shares held by Masters. Beneficial ownership of the shares held by Frontenac VII and Masters is disclaimed by Frontenac LLC and each member. The filing of this form shall not be deemed an admission that Frontenac LLC or any member is, for purposes of Section 13(d), Section 13(g) or otherwise, the beneficial owner of such shares. The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.

           (b) Percent of class:

           See Item 11 of each of pages 2-11 for the percent of class beneficially owned by each of the Reporting Persons. All ownership percentages of the securities reported herein are based upon 8,439,741 shares of Common Stock outstanding as of immediately after the Issuer's initial public offering, as disclosed in the Issuer's prospectus filed pursuant to Rule 424(b)(4) of the Securities Act of 1933 with the Securities and Exchange Commission on November 12, 2002.

           (c) Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote: See Item 5 of each of pages 2-11 for the information regarding each Reporting Person.

               (ii) Shared power to vote or to direct the vote: See Item 6 of each of pages 2-11 for the information regarding each Reporting Person.

               (iii)  Sole power to dispose or to direct the disposition of: See
                      Item 7 of each of pages 2-11 for the information regarding each Reporting Person.

               (iv)   Shared power to dispose or to direct the disposition of:
                      See Item 8 of each of pages 2-11 for the information regarding each Reporting Person.

Item 5     Ownership of Five Percent or Less of a Class:

           If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6     Ownership of More Than Five Percent on Behalf of Another Person:

           See response to Item 4.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

           Not applicable.

Item 8     Identification and Classification of Members of the Group:

           See response to Item 4.

Item 9     Notice of Dissolution of Group:

           Not applicable.

Item 10    Certification:

           Not applicable.

                                    14 of 15

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 11, 2003

                                /s/ Karen C. Fanelli
                                ------------------------------------------------
                                Karen C. Fanelli, under Power of Attorney* for:
                                    Frontenac Company VII, L.L.C.
                                    Frontenac VII Limited Partnership
                                    Paul D. Carbery
                                    James E. Cowie
                                    James E. Crawford, III
                                    Rodney L. Goldstein
                                    M. Laird Koldyke
                                    Martin J. Koldyke
                                    Laura P. Pearl
                                    Jeremy H. Silverman


                                * Copies of the Powers of Attorneys for the Reporting Persons are filed with this Schedule 13G as Exhibit B.

                                    15 of 15